Exhibit 10.3
SECOND AMENDMENT TO
AMENDED AND RESTATED
PROMOTIONAL AGREEMENT BETWEEN
MARRIOTT REWARDS, INC. AND
SKYMALL VENTURES, INC.
EFFECTIVE JANUARY 1, 2007

This Amendment is entered into as of this ______ day of December, 2010 by and between MARRIOTT REWARDS, LLC ("Marriott Rewards") and SKYMALL VENTURES, INC. ("SkyMall").

Recitals

1. Marriott Rewards and SkyMall have entered into that certain Amended and Restated Promotional Agreement effective as of January 1, 2007 as amended by that certain First Amendment, dated as of April 3, 2008 (the Amended and Restated Promotional Agreement as amended by the First Amendment are called herein the "Promotional Agreement"), and

2. Marriott Rewards and SkyMall desire to amend the terms of the Promotional Agreement to provide for the establishment and delivery of SkyMall merchandise to Rewards Members as part of the Marriott Rewards Program in China and throughout the Western Hemisphere.

Agreement

Marriott Rewards and SkyMall hereby agree as follows:

1. Definitions. Unless otherwise defined herein, all capitalized terms in this Amendment will have the meaning given to them in the Promotional Agreement.

2. Amendments to Promotional Agreement. The Promotional Agreement is hereby amended as set forth below:

a.	Section 6.A. SkyMall's Indemnification of Marriott Rewards will be amended

(i) by inserting the following immediately after the numerals "(ii)" in line 7;

" without limiting the generality of the immediately preceding clause (i), SkyMall's failure to properly calculate and make any required filings for import and other taxes and to properly pay such taxes to the proper authorities under Sections 10A hereof and to properly calculate other shipment and other costs due from the Rewards Members; or (iii)"

and

(ii) by deleting the numerals "(iii)" in line 8 and inserting "(iv)" in lieu thereof.

b.	Immediately after Section 10, the following new Sections 10A and 10B will be inserted:

10A. International Import, VAT, and Other Taxes. SkyMall agrees that it will calculate and pay any import or other applicable taxes for Purchased Merchandise delivered outside the United States in the Western Hemisphere or in China and will make any necessary filings with respect to such taxes with the proper authorities. SkyMall will include such import tax or other taxes in its invoices delivered under Exhibit A, Paragraph C (minus any penalties, fines or interest caused by SkyMall's miscalculations, failure to file or late filings or any underpayment or late payment of such import and other taxes).

SkyMall will handle all Purchased Merchandise exported or imported among any country DDP (delivered duty paid) as such Incoterm is commonly used. Without limiting the foregoing, SkyMall will be solely responsible at its own cost and expense to obtain all export/import licenses in its own name and to pay any VAT or other duties under its own name or to otherwise properly arrange through its supplier network for the appropriate payment of VAT or other duties; provided, however, that any such supplier network arrangements shall not relieve SkyMall of its responsibility to Marriott Rewards for ensuring proper licensing and payment of VAT and other duties.

Should any jurisdiction assert any liability for any unpaid or underpaid import or other tax or interest or penalty thereon, against either party, or any Rewards Member, the party first learning of such assertion shall promptly notify the other party. SkyMall will at its own cost and expense, handle the defense of such claim and/or pay such import or other tax, interest or penalty.

10B. Compliance with Credit Card Company Regulations. SkyMall shall comply with the Payment Card Industry Data Security Standard and any other credit card company specific security requirements (collectively, "Credit Card Company Regulations") in performing services pursuant to this Agreement ("Services"). SkyMall will use credit card information obtained in connection with this Agreement only to deliver the Services and shall use commercially reasonable efforts to remain informed of any changes to the Credit Card Company Regulations that the credit card companies may implement during the term of the Agreement.

a. Paragraph C of Exhibit A will be deleted in its entirety and the following be inserted in lieu thereof:

"C. Pricing and Invoicing. Marriott Rewards agrees to purchase from SkyMall all Merchandise selected by Rewards Members for redemption (such selected Merchandise called "Purchased Merchandise") to be delivered within the continental United States, and Marriott Rewards will pay the [**] presented by SkyMall and accepted by Marriott Rewards, which cost will include the actual [**],[**] and [**] incurred in establishing and producing the Rewards Program (such as customer [**],[**] and [**]) as reflected in the Agreement and SkyMall shall invoice.

Marriott Rewards agrees to purchase from SkyMall all Purchased Merchandise to be delivered in Hawaii or Alaska, and Marriott Rewards will pay the [**] presented by SkyMall and accepted by Marriott Rewards, which cost shall be adjusted to exclude the [**] and [**] that would otherwise be included for shipment of the Purchased Merchandise within the continental United States. Where the Rewards Member elects to pay [**], SkyMall will separately invoice, and Marriott will separately pay the [**] the Purchased Merchandise to the destination in Hawaii or Alaska. Where the Rewards Member elects to pay [**], SkyMall shall charge the Rewards Member for the [**] the Purchased Merchandise and shall not separately invoice Marriott Rewards for such [**].

For all Purchased Merchandise delivered within the United States (including Alaska and Hawaii), Marriott Rewards shall pay sales, use or other transaction taxes consistent with the provisions of Section 10.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

For all Merchandise selected by Rewards Members for redemption ("Purchased Merchandise") to be delivered within China, Marriott Rewards will pay the [**] of the Purchased Merchandise presented by SkyMall and accepted by Marriott Rewards, which cost will include [**] to China and costs incurred—in establishing and producing the Rewards Program (such as [**],[**] and [**] ) as reflected in the Agreement, and for Purchased Merchandise delivered in China, the standard Import and Other Taxes set forth in Section 10A (minus any fees, penalties or interest for late payment).

For all Purchased Merchandise to be delivered outside the United States in the Western Hemisphere, Marriott Rewards agrees to pay the [**] presented by SkyMall and accepted by Marriott Rewards, which cost shall be adjusted to exclude the [**] and other [**] that would otherwise be included for [**] within the continental United States), but such cost will be increased to reflect any import or other taxes set forth in Section 10A (minus any fees, penalties or interest for late payment). SkyMall will handle actual payment of any such import and Other Taxes payable as provided in Section 10A.Where the Rewards Member elects to pay the [**], SkyMall will separately invoice, and Marriott will separately pay the [**] to the [**]. Where the Rewards Member elects to pay the [**], SkyMall shall charge the Rewards Member for the [**] and shall not separately invoice Marriott Rewards for such shipping cost.

SkyMall will invoice Marriott Rewards on a weekly basis after the Purchased Merchandise is shipped to the Rewards Member. Marriott Rewards will remit payment to SkyMall on a [**]. Invoicing shall be directed to:

Accounting Department
Marriott Guest Services
310 Bearcat Drive
Salt Lake City, UT 84115

All invoices will clearly set forth:

•	the Purchased Merchandise shipped,

•	the Marriott Rewards certificate number,

•	the [**] of the Purchased Merchandise,

•	the cost of [**] including any taxes paid by SkyMall,

•	For Purchased Merchandise shipping within the continental United States, China and Europe, include the generic Award Codes assigned to such Purchased Merchandise (which includes the [**] and [**]) and

•
For Purchased Merchandise shipping to locations outside the continental United States, China and Europe, within the Western Hemisphere (and in future updates to other redemption websites), include generic Award Codes assigned to such Purchased Merchandise, the [**] of such Purchased Merchandise, generic Award Codes assigned for shipping and the [**].

In all cases, invoices must be accompanied by shipping confirmations."

3. Full Force and Effect. Except as expressly amended by this Amendment, the Promotional Agreement will remain in full force and effect, and, as amended by this Amendment, is hereby acknowledged, confirmed and ratified in all respects by the Parties.

4. Miscellaneous. Except as specifically provided in this Agreement, all other terms Jand conditions of the Promotional Agreement will by unaffected by this Amendment and will remain in full force and effect.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year set forth above.

SKYMALL VENTURES, INC. By: /s/ Marie Foster Name: Marie Foster Title: General Manager	MARRIOTT REWARDS, LLC By: /s/ E.R. French Name: E.R. French Title: SVP, Marriott Rewards